Exhibit 99.1

TIME WARNER CABLE REPORTS

2014 FOURTH-QUARTER AND FULL-YEAR RESULTS

Best Fourth-Quarter Subscriber Performance in at Least Seven Years

67,000 Customer Relationship Net Additions in Q4;

447,000 PSU Net Additions, Driven by Record Q4 Triple Plays

$4.1 Billion 2014 CapEx, Reflecting Greater Investment in TWC Maxx,

Improved Customer Experience and Network Expansion

***

NEW YORK, January 29, 2015 – Time Warner Cable Inc. (NYSE: TWC) today reported financial results for its fourth quarter and full year ended December 31, 2014.

Time Warner Cable Chairman and CEO Rob Marcus said: “Our fourth quarter marked a strong finish to a really positive year for Time Warner Cable. As a result of record Q4 subscriber net adds and the investments we made all year in our plant, products and customer care, we enter 2015 with tremendous operating momentum.”

Marcus added, “We continue to expect the Comcast merger to close soon; until then, we remain one hundred percent committed to executing our plan.”

SELECTED CONSOLIDATED FINANCIAL RESULTS

(in millions, except per share data; unaudited)	4th Quarter				Full Year
			Change				Change
	2014	2013	$	%	2014	2013	$	%
Revenue	$5,790	$5,577	$213	3.8%	$22,812	$22,120	$692	3.1%
Adjusted OIBDA(a)	$2,140	$2,026	$114	5.6%	$8,228	$7,980	$248	3.1%
Operating Income(b)	$1,226	$1,173	$53	4.5%	$4,632	$4,580	$52	1.1%
Diluted EPS(c)	$1.95	$1.89	$0.06	3.2%	$7.17	$6.70	$0.47	7.0%
Adjusted Diluted EPS(a)	$2.03	$1.82	$0.21	11.5%	$7.56	$6.61	$0.95	14.4%
Cash provided by operating activities(b)	$1,810	$1,599	$211	13.2%	$6,350	$5,753	$597	10.4%
Capital expenditures	$918	$827	$91	11.0%	$4,097	$3,198	$899	28.1%
Free Cash Flow(a)(b)	$891	$773	$118	15.3%	$2,347	$2,606	$(259)	(9.9%)

(a)	Refer to Note 4 to the accompanying consolidated financial statements for definitions of Adjusted OIBDA, Adjusted Diluted EPS and Free Cash Flow and below for reconciliations.
(b)	Operating Income is reduced by merger-related and restructuring costs of $38 million for each of the fourth quarters of 2014 and 2013 and $225 million and $119 million for the year ended December 31, 2014 and 2013, respectively. Cash provided by operating activities and Free Cash Flow are reduced by merger-related and restructuring payments of $19 million and $20 million for the fourth quarter of 2014 and 2013, respectively, and $128 million and $111 million for the year ended December 31, 2014 and 2013, respectively.
(c)	Diluted EPS represents net income per diluted common share attributable to TWC common shareholders.

HIGHLIGHTS

Financial Highlights

•	Full-year 2014 revenue grew 3.1% year over year with Business Services revenue up 22.8%, residential high-speed data revenue up 10.4% and advertising revenue up 10.6%.
•	Fourth-quarter 2014 revenue grew 3.8% year over year with Business Services revenue up 22.6%, residential high-speed data revenue up 7.4% and advertising revenue up 19.4%.
•	Full-year Adjusted OIBDA was $8.2 billion — up 3.1% year over year. Operating Income of $4.6 billion increased 1.1% year over year.
•	Fourth-quarter Adjusted OIBDA was $2.1 billion — up 5.6% year over year. Operating Income of $1.2 billion increased 4.5% year over year.
•	Full-year Adjusted Diluted EPS increased 14.4% to $7.56. Diluted EPS increased 7.0% to $7.17.
•	Fourth-quarter Adjusted Diluted EPS increased 11.5% to $2.03. Diluted EPS increased 3.2% to $1.95.

Operational Highlights

•	Fourth-quarter subscriber performance in each category below was the best in at least seven years.
¡	Total customer relationship net additions of 67,000
¡	Residential high-speed data net additions of 168,000
¡	Residential voice net additions of 295,000 – best fourth quarter ever
¡	Residential video net declines of 38,000
¡	Residential triple play net additions of 273,000 – best fourth quarter ever
•	Full-year capital expenditures of $4.1 billion reflect the Company’s accelerated investment in “TWC Maxx,” improved customer experience and network expansion.
¡	The roll out of TWC Maxx, including the “all digital” conversion and Internet speeds of up to 300 Mbps, was completed in New York City and Los Angeles during 2014. The Company expects to complete the roll out in Austin, Texas in early 2015 and plans to expand TWC Maxx to Charlotte, Dallas, Hawaii, Kansas City, Raleigh, San Antonio and San Diego in 2015.
¡	TWC continued to improve its customers’ experience by deploying more than eight million new set-top boxes, digital-to-analog converters and advanced modems in customers’ homes during 2014.
¡	During 2014, TWC added nearly 70,000 commercial buildings to its network, ending the year with connectivity to 930,000 commercial buildings.
•	TWC achieved record “on-time” performance with technicians arriving at more than 97% of customer appointments within the designated one-hour appointment window during the fourth quarter.

CONSOLIDATED REVENUE AND PROFITABILITY RESULTS

Revenue for the fourth quarter and full year of 2014 increased 3.8% and 3.1%, respectively, year over year as a result of revenue growth at all segments.

Adjusted Operating Income before Depreciation and Amortization (“Adjusted OIBDA”) for the fourth quarter and full year of 2014 increased 5.6% and 3.1%, respectively, driven by revenue growth, partially offset by year-over-year increases in operating expenses of 2.8% and 3.1%, respectively.

(in millions; unaudited)	4th Quarter				Full Year
			Change				Change
	2014	2013	$	%	2014	2013	$	%
Operating costs and expenses:
Programming and content	$1,318	$1,231	$87	7.1%	$5,294	$4,950	$344	6.9%
Sales and marketing	537	551	(14)	(2.5%)	2,192	2,048	144	7.0%
Technical operations	387	371	16	4.3%	1,530	1,500	30	2.0%
Customer care	217	191	26	13.6%	839	766	73	9.5%
Other operating	1,191	1,207	(16)	(1.3%)	4,729	4,876	(147)	(3.0%)

Total operating costs and expenses	$3,650	$3,551	$99	2.8%	$14,584	$14,140	$444	3.1%

For the fourth quarter, the increase in operating expenses was primarily due to the following (each of which is discussed further below under “Detailed Segment Results”):

•	higher third-party programming costs at the Residential Services segment;
•	higher programming costs associated with SportsNet LA, a regional sports network carrying the Los Angeles Dodgers’ baseball games and other sports programming, at the Residential Services segment;
•	higher customer care costs at the Residential Services segment;
•	growth in costs associated with advertising inventory sold on behalf of other video distributors at the Other Operations segment;
•	growth in sales and marketing costs at the Business Services segment; and
•	higher technical operations costs at the Residential Services segment.

These increases were partially offset by a decline in voice costs at the Residential Services and Business Services segments and lower sales and marketing costs and bad debt expense at the Residential Services segment.

For the full year, the increase in operating expenses was primarily due to the following (each of which is discussed further below under “Detailed Segment Results”):

•	higher third-party programming costs at the Residential Services segment;
•	increased programming and content costs associated with SportsNet LA at the Residential Services and Other Operations segments;
•	growth in sales and marketing costs at the Residential Services and Business Services segments;
•	growth in costs associated with advertising inventory sold on behalf of other video distributors at the Other Operations segment; and
•	higher customer care costs at the Residential Services segment.

These increases were partially offset by a decline in voice costs at the Residential Services and Business Services segments.

The growth in total operating costs and expenses was reduced by a decrease in pension expense of $32 million and $124 million for the fourth quarter and full year of 2014, respectively.

Operating Income for the fourth quarter and full year of 2014 increased 4.5% and 1.1%, respectively, primarily due to higher Adjusted OIBDA, partially offset by higher depreciation and, for the full year, higher merger-related and restructuring costs. Merger-related and restructuring costs for the fourth quarter of 2014 included $35 million of Comcast merger-related costs and $3 million of restructuring costs primarily associated with employee terminations and other exit costs. Merger-related and restructuring costs for the full year of 2014 included $195 million of Comcast merger-related costs, $3 million of DukeNet Communications merger-related costs and $27 million of restructuring costs primarily associated with employee terminations and other exit costs.

DETAILED SEGMENT RESULTS

Residential Services

For both the fourth quarter and full year, Residential Services revenue increased as a result of an increase in high-speed data revenue, partially offset by decreases in video and voice revenue.

•	The growth in residential high-speed data revenue was the result of an increase in average revenue per subscriber, primarily due to increases in prices and equipment rental charges and a greater percentage of subscribers purchasing higher-priced tiers of service, as well as growth in high-speed data subscribers.
•	Residential video revenue decreased primarily due to a year-over-year decline in video subscribers, partially offset by an increase in average revenue per subscriber. The increase in average revenue per subscriber was primarily the result of price increases and higher premium network revenue (which, for the full year of 2013, was reduced by approximately $15 million of subscriber credits issued in the third quarter in connection with a temporary blackout of Showtime resulting from a dispute with CBS), partially offset by lower transactional video-on-demand revenue.
•	Residential voice revenue decreased due to lower average revenue per subscriber offset, in part, by growth in voice subscribers.

Selected Residential Services Financial Results

(in millions; unaudited)	4th Quarter				Full Year
			Change				Change
	2014	2013	$	%	2014	2013	$	%
Revenue:
Video	$2,464	$2,536	$(72)	(2.8%)	$10,002	$10,481	$(479)	(4.6%)
High-speed data	1,644	1,531	113	7.4%	6,428	5,822	606	10.4%
Voice	470	493	(23)	(4.7%)	1,932	2,027	(95)	(4.7%)
Other	23	20	3	15.0%	84	72	12	16.7%

Total revenue	$4,601	$4,580	$21	0.5%	$18,446	$18,402	$44	0.2%

Adjusted OIBDA(a)	$2,173	$2,194	$(21)	(1.0%)	$8,623	$8,688	$(65)	(0.7%)

(a)	Refer to Note 4 to the accompanying consolidated financial statements for a definition of Adjusted OIBDA.

Fourth-quarter 2014 Adjusted OIBDA decreased, driven by a 1.8% increase in operating costs, partially offset by the increase in revenue discussed above. The increase in operating costs was the result of increases in programming costs, customer care costs and technical operations costs, partially offset by lower other operating costs and sales and marketing costs.

•	Programming costs (which include intercompany expense from the Other Operations segment for programming costs associated with the Company’s Los Angeles Lakers’ regional sports networks, local sports, news and lifestyle channels and, beginning in 2014, SportsNet LA) grew 7.6% to $1.3 billion primarily due to an increase in average monthly programming costs per video subscriber, partially offset by a decline in video subscribers. Average monthly programming costs per residential video subscriber grew 12.5% year over year to $39.03 for the fourth quarter of 2014, primarily driven by contractual rate increases and the carriage of SportsNet LA.
•	Customer care costs increased 11.6% to $183 million primarily due to headcount growth and increased call volume, reflecting the Company’s continued investments to improve the customer experience.

•	Technical operations costs were up 3.6% to $349 million primarily due to higher compensation costs per employee, headcount growth and increased maintenance costs, each of which reflected the Company’s continued investments to improve the customer experience.
•	Other operating costs decreased 25.5% to $161 million primarily due to declines in voice costs, which decreased $37 million driven by the in-sourcing of voice transport, switching and interconnection services, and lower bad debt expense.
•	Sales and marketing costs decreased 5.3% to $357 million primarily due to decreased marketing expense, partially offset by sales and retention headcount growth and higher compensation costs per employee.

Full-year 2014 Adjusted OIBDA decreased, driven by a 1.1% increase in operating costs, partially offset by the increase in revenue discussed above. The increase in operating costs was the result of increases in programming costs, sales and marketing costs and customer care costs, partially offset by lower other operating costs.

•	Programming costs grew 4.7% to $5.1 billion primarily due to an increase in average monthly programming costs per video subscriber, partially offset by a decline in video subscribers. Average monthly programming costs per residential video subscriber grew 11.1% year over year to $38.49 for the full year of 2014, primarily driven by contractual rate increases and the carriage of SportsNet LA, partially offset by lower transactional video-on-demand costs. For the full year of 2013, programming costs were reduced by approximately $20 million due to changes in cost estimates for programming services primarily resulting from contract negotiations, changes in programming audit reserves and certain contract settlements.
•	Sales and marketing costs increased 5.3% to $1.5 billion primarily due to sales and retention headcount growth and higher compensation costs per employee.
•	Customer care costs increased 7.6% to $705 million primarily due to headcount growth and increased call volume, reflecting the Company’s continued investments to improve the customer experience.
•	Other operating costs decreased 24.3% to $730 million primarily due to declines in voice costs, which decreased $216 million driven by the in-sourcing of voice transport, switching and interconnection services, and lower bad debt expense.

Residential Services Subscriber Metrics

(in thousands)	9/30/2014	Net Additions (Declines)	12/31/2014
Video	10,827	(38)	10,789
High-speed data	11,507	168	11,675
Voice	4,989	295	5,284

Single play	5,674	(44)	5,630
Double play	4,700	(175)	4,525
Triple play	4,083	273	4,356

Customer relationships	14,457	54	14,511

Primary Service Units (PSUs) represent the sum of video, high-speed data and voice subscribers. For definitions related to the Company’s subscriber metrics, refer to the Trending Schedules posted on the Company’s website at www.twc.com/investors.

Business Services

Business Services revenue in the fourth quarter and full year of 2014 included revenue from DukeNet (acquired on December 31, 2013) of $29 million and $116 million, respectively. Excluding the impact of DukeNet, Business

Services revenue growth for both the fourth quarter and full year was primarily due to increases in high-speed data and voice subscribers and growth in cell tower backhaul revenue.

Selected Business Services Financial Results

(in millions; unaudited)	4th Quarter				Full Year
			Change				Change
	2014	2013	$	%	2014	2013	$	%
Revenue:
Video	$93	$89	$4	4.5%	$365	$347	$18	5.2%
High-speed data	361	293	68	23.2%	1,341	1,099	242	22.0%
Voice	138	113	25	22.1%	511	421	90	21.4%
Wholesale transport	112	70	42	60.0%	415	251	164	65.3%
Other	51	51	—	—	206	194	12	6.2%

Total revenue	$755	$616	$139	22.6%	$2,838	$2,312	$526	22.8%

Adjusted OIBDA(a)	$466	$369	$97	26.3%	$1,719	$1,351	$368	27.2%

(a)	Refer to Note 4 to the accompanying consolidated financial statements for a definition of Adjusted OIBDA.

For both the fourth quarter and full year, the increase in Adjusted OIBDA was driven by growth in revenue, partially offset by an increase in operating costs of 17.0% and 16.4%, respectively. The growth in operating costs was primarily due to increased headcount and higher compensation costs per employee, as well as costs associated with DukeNet, partially offset by lower voice costs due to the in-sourcing of voice transport, switching and interconnection services.

Business Services Subscriber Metrics

(in thousands)	9/30/2014	Net Additions	12/31/2014
Video	203	—	203
High-speed data	566	12	578
Voice	313	10	323

Single play	341	5	346
Double play	258	7	265
Triple play	75	1	76

Customer relationships	674	13	687

PSUs represent the sum of video, high-speed data and voice subscribers. For definitions related to the Company’s subscriber metrics, refer to the Trending Schedules posted on the Company’s website at www.twc.com/investors.

Other Operations

For both the fourth quarter and full year, advertising revenue increased primarily due to growth in political advertising revenue, as well as, for the full year, higher non-political revenue from advertising inventory sold on behalf of other video distributors. Political advertising revenue was $61 million and $113 million in the fourth quarter and full year of 2014, respectively, compared to $7 million and $28 million in the fourth quarter and full year of 2013, respectively.

For both the fourth quarter and full year, other revenue increased primarily due to affiliate fees from the Residential Services segment as well as other distributors of the Los Angeles regional sports networks.

Selected Other Operations Financial Results

(in millions; unaudited)	4th Quarter				Full Year
			Change				Change
	2014	2013	$	%	2014	2013	$	%
Revenue:
Advertising	$332	$278	$54	19.4%	$1,127	$1,019	$108	10.6%
Other	166	151	15	9.9%	645	583	62	10.6%

Total revenue	$498	$429	$69	16.1%	$1,772	$1,602	$170	10.6%

Adjusted OIBDA(a)	$243	$193	$50	25.9%	$787	$833	$(46)	(5.5%)

(a)	Refer to Note 4 to the accompanying consolidated financial statements for a definition of Adjusted OIBDA.

For the fourth quarter, the increase in Adjusted OIBDA was driven by growth in revenue, partially offset by an increase in operating costs of 8.1%, primarily related to growth in costs associated with advertising inventory sold on behalf of other video distributors.

For the full year, the decrease in Adjusted OIBDA was driven by an increase in operating costs of 28.1%, primarily related to SportsNet LA content costs and growth in costs associated with advertising inventory sold on behalf of other video distributors, partially offset by growth in revenue.

Shared Functions

Operating costs associated with broad “corporate” functions (e.g., accounting and finance, information technology, executive management, legal and human resources) or functions supporting more than one reportable segment that are centrally managed (e.g., facilities, network operations, vehicles and procurement) as well as other activities not directly attributable to a reportable segment increased 1.6% year over year to $742 million for the fourth quarter of 2014 and 0.3% to $2.9 billion for the full year of 2014. For both the fourth quarter and full year, this increase was driven by increased maintenance expense, partially offset by operating efficiencies, including decreased headcount.

CONSOLIDATED NET INCOME

Fourth-quarter 2014 Net Income Attributable to TWC Shareholders was $554 million, or $1.96 per basic common share and $1.95 per diluted common share, compared to $540 million, or $1.92 per basic common share and $1.89 per diluted common share, in the prior year quarter. Full-year 2014 net income attributable to TWC shareholders was $2.0 billion, or $7.21 per basic common share and $7.17 per diluted common share, compared to $2.0 billion, or $6.76 per basic common share and $6.70 per diluted common share, in the prior year.

Fourth-quarter Adjusted Net Income Attributable to TWC Shareholders and Adjusted Diluted EPS, which exclude merger-related and restructuring costs, certain tax matters and other items affecting the comparability of TWC’s results for 2014 and 2013 (detailed in Note 2 to the accompanying consolidated financial statements), were $577 million and $2.03, respectively, for the fourth quarter of 2014 compared to $520 million and $1.82, respectively, for the fourth quarter of 2013. These increases were primarily due to higher Operating Income and lower interest expense, net, partially offset by higher income tax provision.

Full-year Adjusted net income attributable to TWC shareholders and Adjusted Diluted EPS, which exclude merger-related and restructuring costs, certain tax matters and other items detailed in Note 2, were $2.1 billion and $7.56, respectively, for 2014 compared to $1.9 billion and $6.61, respectively, for 2013. These increases were primarily due to higher Operating Income and lower interest expense, net, partially offset by higher income tax provision.

Additionally, Adjusted Diluted EPS for the full year of 2014 benefited from lower average common shares outstanding as a result of share repurchases under the Company’s stock repurchase program prior to its suspension in February 2014 in connection with the announcement of the Company’s merger with Comcast.

(in millions, except per share data; unaudited)	4th Quarter				Full Year
			Change				Change
	2014	2013	$	%	2014	2013	$	%
Net income attributable to TWC shareholders	$554	$540	$14	2.6%	$2,031	$1,954	$77	3.9%
Adjusted net income attributable to TWC shareholders(a)	$577	$520	$57	11.0%	$2,143	$1,929	$214	11.1%

Net income per common share attributable to TWC common shareholders:
Basic	$1.96	$1.92	$0.04	2.1%	$7.21	$6.76	$0.45	6.7%
Diluted	$1.95	$1.89	$0.06	3.2%	$7.17	$6.70	$0.47	7.0%
Adjusted Diluted EPS(a)	$2.03	$1.82	$0.21	11.5%	$7.56	$6.61	$0.95	14.4%

(a)	Refer to Note 4 to the accompanying consolidated financial statements for definitions of Adjusted net income attributable to TWC shareholders and Adjusted Diluted EPS.

SELECTED BALANCE SHEET AND CASH FLOW INFORMATION

Free Cash Flow for the full year of 2014 decreased 9.9% to $2.3 billion from $2.6 billion in 2013, due mainly to an increase in capital expenditures, partially offset by an increase in cash provided by operating activities. Capital Expenditures, which totaled $4.1 billion in 2014, increased primarily due to the Company’s investments (including TWC Maxx) to improve network reliability, upgrade older customer premise equipment and expand its network to additional residences, commercial buildings and cell towers. Cash Provided by Operating Activities for the full year of 2014 was $6.4 billion, a 10.4% increase from 2013. This increase was primarily driven by lower income tax payments, higher Adjusted OIBDA and lower interest payments, partially offset by an increase in working capital requirements. Income tax payments benefited from certain capital expenditure-related deductions, including the tangible repair regulations (e.g., de minimus expensing) released in late 2013, partially offset by the continued reversal of bonus depreciation benefits recorded in prior years.

(in millions; unaudited)	4th Quarter				Full Year
			Change				Change
	2014	2013	$	%	2014	2013	$	%
Adjusted OIBDA(a)	$2,140	$2,026	$114	5.6%	$8,228	$7,980	$248	3.1%
Interest payments, net	(248)	(272)	24	(8.8%)	(1,435)	(1,576)	141	(8.9%)
Income tax payments, net	(66)	(225)	159	(70.7%)	(352)	(696)	344	(49.4%)
All other, net, including working capital changes(b)	(16)	70	(86)	(122.9%)	(91)	45	(136)	(302.2%)

Cash provided by operating activities(b)	1,810	1,599	211	13.2%	6,350	5,753	597	10.4%
Add: Excess tax benefit from exercise of stock options	10	12	(2)	(16.7%)	141	93	48	51.6%
Less:
Capital expenditures	(918)	(827)	(91)	11.0%	(4,097)	(3,198)	(899)	28.1%
Cash paid for other intangible assets	(8)	(10)	2	(20.0%)	(39)	(40)	1	(2.5%)
Other	(3)	(1)	(2)	200.0%	(8)	(2)	(6)	300.0%

Free Cash Flow(a)(b)	$891	$773	$118	15.3%	$2,347	$2,606	$(259)	(9.9%)

(a)	Refer to Note 4 to the accompanying consolidated financial statements for definitions of Adjusted OIBDA and Free Cash Flow.
(b)	All other, net, including working capital changes includes merger-related and restructuring payments of $19 million and $20 million for the fourth quarter of 2014 and 2013, respectively, and $128 million and $111 million for the year ended December 31, 2014 and 2013, respectively.

Net Debt, which totaled $23.0 billion as of December 31, 2014, decreased from December 31, 2013 as Free Cash Flow more than offset the cash used for dividends and share repurchases (prior to the suspension of the stock repurchase program in February 2014 in connection with the announcement of the Company’s merger with Comcast).

(in millions; unaudited)	12/31/2014	12/31/2013
Long-term debt	$22,701	$23,285
Debt due within one year	1,017	1,767

Total debt	23,718	25,052
Cash and equivalents	(707)	(525)

Net debt(a)	$23,011	$24,527

(a)	Net debt is defined as total debt less cash and equivalents and short-term investments in U.S. Treasury securities.

Non-GAAP Financial Measures

The Company refers to certain financial measures that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), including OIBDA, Adjusted OIBDA, Adjusted net income attributable to TWC shareholders, Adjusted Diluted EPS and Free Cash Flow. Refer to Note 4 to the accompanying consolidated financial statements for a discussion of the Company’s use of non-GAAP financial measures.

About Time Warner Cable

Time Warner Cable Inc. (NYSE: TWC) is among the largest providers of video, high-speed data and voice services in the United States, connecting 15 million customers to entertainment, information and each other. Time Warner Cable Business Class offers data, video and voice services to businesses of all sizes, cell tower backhaul services to wireless carriers and enterprise-class, cloud-enabled hosting, managed applications and services. Time Warner Cable Media, the advertising sales arm of Time Warner Cable, offers national, regional and local companies innovative advertising solutions. More information about the services of Time Warner Cable is available at www.twc.com, www.twcbc.com and www.twcmedia.com.

Additional details on financial and subscriber metrics are included in the Trending Schedules posted on the Company’s Investor Relations website at www.twc.com/investors.

Information on Conference Call

Time Warner Cable’s earnings conference call can be heard live at 8:30 am ET on Thursday, January 29, 2015. To listen to the call, visit www.twc.com/investors.

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors, and other factors affecting the operations of Time Warner Cable Inc., including its proposed merger with Comcast Corporation. More detailed information about these factors may be found in filings by Time Warner Cable Inc. with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Time Warner Cable is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:
Corporate Communications	Investor Relations
Bobby Amirshahi (212) 364-8292	Tom Robey (212) 364-8218
Eric Mangan (212) 364-8297

# # #

TIME WARNER CABLE INC.

CONSOLIDATED BALANCE SHEET

(Unaudited)

	December 31,
	2014	2013
	(in millions)
ASSETS
Current assets:
Cash and equivalents	$707	$525
Receivables, less allowances of $109 million and $77 million as of December 31, 2014 and 2013, respectively	949	954
Deferred income tax assets	269	334
Other current assets	391	331

Total current assets	2,316	2,144
Investments	64	56
Property, plant and equipment, net	15,990	15,056
Intangible assets subject to amortization, net	523	552
Intangible assets not subject to amortization	26,012	26,012
Goodwill	3,137	3,196
Other assets	459	1,257

Total assets	$48,501	$48,273

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$567	$565
Deferred revenue and subscriber-related liabilities	198	188
Accrued programming and content expense	902	869
Current maturities of long-term debt	1,017	1,767
Other current liabilities	1,813	1,837

Total current liabilities	4,497	5,226
Long-term debt	22,701	23,285
Deferred income tax liabilities, net	12,560	12,098
Other liabilities	726	717
TWC shareholders’ equity:
Common stock, $0.01 par value, 280.8 million and 277.9 million shares issued and outstanding as of December 31, 2014 and 2013, respectively	3	3
Additional paid-in capital	7,172	6,951
Retained earnings (accumulated deficit)	1,162	(55)
Accumulated other comprehensive income (loss), net	(324)	44

Total TWC shareholders’ equity	8,013	6,943
Noncontrolling interests	4	4

Total equity	8,017	6,947

Total liabilities and equity	$48,501	$48,273

See accompanying notes.

TIME WARNER CABLE INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(in millions, except per share data)
Revenue	$5,790	$5,577	$22,812	$22,120
Costs and expenses:
Programming and content	1,318	1,231	5,294	4,950
Sales and marketing	537	551	2,192	2,048
Technical operations	387	371	1,530	1,500
Customer care	217	191	839	766
Other operating	1,191	1,207	4,729	4,876
Depreciation	842	784	3,236	3,155
Amortization	34	31	135	126
Merger-related and restructuring costs	38	38	225	119

Total costs and expenses	4,564	4,404	18,180	17,540

Operating Income	1,226	1,173	4,632	4,580
Interest expense, net	(353)	(377)	(1,419)	(1,552)
Other income, net	7	1	35	11

Income before income taxes	880	797	3,248	3,039
Income tax provision	(326)	(257)	(1,217)	(1,085)

Net income	554	540	2,031	1,954
Less: Net income attributable to noncontrolling interests	—	—	—	—

Net income attributable to TWC shareholders	$554	$540	$2,031	$1,954

Net income per common share attributable to TWC common shareholders:
Basic	$1.96	$1.92	$7.21	$6.76

Diluted	$1.95	$1.89	$7.17	$6.70

Weighted-average common shares outstanding:
Basic	280.6	280.8	279.3	287.6

Diluted	284.2	285.2	283.0	291.7

Cash dividends declared per share of common stock	$0.75	$0.65	$3.00	$2.60

See accompanying notes.

TIME WARNER CABLE INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	Year Ended December 31,
	2014	2013
	(in millions)
OPERATING ACTIVITIES
Net income	$2,031	$1,954
Adjustments for noncash and nonoperating items:
Depreciation	3,236	3,155
Amortization	135	126
Income from equity-method investments, net of cash distributions	(13)	—
Deferred income taxes	756	363
Equity-based compensation expense	182	128
Excess tax benefit from equity-based compensation	(141)	(93)
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Receivables	11	(23)
Accounts payable and other liabilities	82	157
Other changes	71	(14)

Cash provided by operating activities	6,350	5,753

INVESTING ACTIVITIES
Capital expenditures	(4,097)	(3,198)
Business acquisitions, net of cash acquired	—	(423)
Purchases of investments	(2)	(588)
Return of capital from investees	—	9
Proceeds from sale, maturity and collection of investments	19	726
Acquisition of intangible assets	(39)	(40)
Other investing activities	27	38

Cash used by investing activities	(4,092)	(3,476)

FINANCING ACTIVITIES
Short-term borrowings, net	507	—
Repayments of long-term debt	(1,750)	(1,500)
Repayments of long-term debt assumed in acquisitions	—	(138)
Redemption of mandatorily redeemable preferred equity	—	(300)
Dividends paid	(857)	(758)
Repurchases of common stock	(259)	(2,509)
Proceeds from exercise of stock options	226	138
Excess tax benefit from equity-based compensation	141	93
Taxes paid in cash in lieu of shares issued for equity-based compensation	(76)	(68)
Other financing activities	(8)	(14)

Cash used by financing activities	(2,076)	(5,056)

Increase (decrease) in cash and equivalents	182	(2,779)
Cash and equivalents at beginning of year	525	3,304

Cash and equivalents at end of year	$707	$525

See accompanying notes.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	COMCAST MERGER

On February 12, 2014, Time Warner Cable Inc. (“TWC” or the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Comcast Corporation (“Comcast”) whereby the Company agreed to merge with and into a 100% owned subsidiary of Comcast (the “Comcast merger”). Upon completion of the Comcast merger, all of the outstanding shares of the Company will be cancelled and each issued and outstanding share will be converted into the right to receive 2.875 shares of Class A common stock of Comcast. At their special meetings on October 8, 2014 and October 9, 2014, respectively, Comcast’s shareholders approved the issuance of Comcast Class A common stock to TWC stockholders in the Comcast merger and TWC stockholders approved the adoption of the Merger Agreement. TWC and Comcast expect to complete the Comcast merger in early 2015, subject to receipt of regulatory approvals, as well as satisfaction of certain other closing conditions.

On April 25, 2014, Comcast entered into a binding agreement with Charter Communications, Inc. (“Charter”), which contemplates three transactions (the “divestiture transactions”): (1) a contribution, spin-off and merger transaction, (2) an asset exchange and (3) a sale of assets. The completion of the divestiture transactions will result in the combined company divesting a net total of approximately 3.9 million video subscribers, a portion of which are TWC subscribers (primarily in the Midwest). The divestiture transactions are expected to occur contemporaneously with one another and are conditioned upon and will occur following the closing of the Comcast merger. They are also subject to a number of other conditions. The Comcast merger is not conditioned upon the closing of the divestiture transactions and, accordingly, the Comcast merger can be completed regardless of whether the divestiture transactions are ultimately completed.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

2.	ITEMS AFFECTING COMPARABILITY

The following items affected the comparability of TWC’s results for the three months and year ended December 31, 2014 and 2013:

(in millions, except per share data)	OIBDA(a)	D&A(a)	Operating Income	Other(a)	Income Tax Provision	TWC Net Income(a)	Diluted EPS(a)
4th Quarter 2014:
As reported	$2,102	$(876)	$1,226	$(346)	$(326)	$554	$1.95
Year-over-year change, as reported:
$	$114	$(61)	$53	$30	$(69)	$14	$0.06
%	5.7%	7.5%	4.5%	(8.0%)	26.8%	2.6%	3.2%
Items affecting comparability:
Merger-related and restructuring costs	38	—	38	—	(15)	23	0.08

As adjusted	$2,140	$(876)	$1,264	$(346)	$(341)	$577	$2.03
Year-over-year change, as adjusted:
$	$114	$(61)	$53	$28	$(24)	$57	$0.21
%	5.6%	7.5%	4.4%	(7.5%)	7.6%	11.0%	11.5%

4th Quarter 2013:
As reported	$1,988	$(815)	$1,173	$(376)	$(257)	$540	$1.89
Items affecting comparability:
Merger-related and restructuring costs	38	—	38	—	(14)	24	0.09
Loss on equity award reimbursement obligation to Time Warner(b)	—	—	—	2	(1)	1	—
Change in net deferred income tax liability effective tax rate(c)	—	—	—	—	(45)	(45)	(0.16)

As adjusted	$2,026	$(815)	$1,211	$(374)	$(317)	$520	$1.82

(a)	OIBDA represents Operating Income before Depreciation and Amortization. D&A represents depreciation and amortization. Other consists of interest expense, net, other income (expense), net, and net income attributable to noncontrolling interests. TWC net income represents net income attributable to TWC shareholders. Diluted EPS represents net income per diluted common share attributable to TWC common shareholders. Diluted EPS reflects the more dilutive earnings per share amount calculated using the treasury stock method or the two-class method.
(b)	Pursuant to an agreement with Time Warner Inc. (“Time Warner”), TWC was obligated to reimburse Time Warner for the cost of certain Time Warner equity awards held by TWC employees upon exercise of such awards. Amounts represent the change in the reimbursement obligation, which fluctuated primarily with the fair value and expected volatility of Time Warner common stock, and changes in fair value were recorded in other income (expense), net, in the period of change.
(c)	Amount represents a benefit primarily related to changes in the tax rate applied to calculate the Company’s net deferred income tax liability as a result of changes to state tax apportionment factors.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(in millions, except per share data)	OIBDA(a)	D&A(a)	Operating Income	Other(a)	Income Tax Provision	TWC Net Income(a)	Diluted EPS(a)
Full Year 2014:
As reported	$8,003	$(3,371)	$4,632	$(1,384)	$(1,217)	$2,031	$7.17
Year-over-year change, as reported:
$	$142	$(90)	$52	$157	$(132)	$77	$0.47
%	1.8%	2.7%	1.1%	(10.2%)	12.2%	3.9%	7.0%
Items affecting comparability:
Merger-related and restructuring costs	225	—	225	—	(88)	137	0.48
Gain on equity award reimbursement obligation to Time Warner(b)	—	—	—	(1)	—	(1)	—
Impact of certain state and local tax matters(c)	—	—	—	—	(24)	(24)	(0.09)

As adjusted	$8,228	$(3,371)	$4,857	$(1,385)	$(1,329)	$2,143	$7.56
Year-over-year change, as adjusted:
$	$248	$(90)	$158	$146	$(90)	$214	$0.95
%	3.1%	2.7%	3.4%	(9.5%)	7.3%	11.1%	14.4%

Full Year 2013:
As reported	$7,861	$(3,281)	$4,580	$(1,541)	$(1,085)	$1,954	$6.70
Items affecting comparability:
Merger-related and restructuring costs	119	—	119	—	(46)	73	0.25
Loss on equity award reimbursement obligation to Time Warner(b)	—	—	—	10	(4)	6	0.02
Change in net deferred income tax liability effective tax rate(d)	—	—	—	—	(77)	(77)	(0.27)
Impact of certain state and local tax matters(c)	—	—	—	—	(27)	(27)	(0.09)

As adjusted	$7,980	$(3,281)	$4,699	$(1,531)	$(1,239)	$1,929	$6.61

(a)	OIBDA represents Operating Income before Depreciation and Amortization. D&A represents depreciation and amortization. Other consists of interest expense, net, other income (expense), net, and net income attributable to noncontrolling interests. TWC net income represents net income attributable to TWC shareholders. Diluted EPS represents net income per diluted common share attributable to TWC common shareholders. Diluted EPS reflects the more dilutive earnings per share amount calculated using the treasury stock method or the two-class method.
(b)	Pursuant to an agreement with Time Warner, TWC was obligated to reimburse Time Warner for the cost of certain Time Warner equity awards held by TWC employees upon exercise of such awards. Amounts represent the change in the reimbursement obligation, which fluctuated primarily with the fair value and expected volatility of Time Warner common stock, and changes in fair value were recorded in other income (expense), net, in the period of change.
(c)	2014 amount represents the impact of the passage of the New York State budget during the first quarter of 2014 that, in part, lowers the New York State business tax rate beginning in 2016. 2013 amount represents a benefit recorded as a result of income tax reform legislation enacted in North Carolina.
(d)	Amount represents a benefit primarily related to changes in the tax rate applied to calculate the Company’s net deferred income tax liability as a result of changes to state tax apportionment factors.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

3.	RECONCILIATION OF ADJUSTED OIBDA TO OPERATING INCOME AND OTHER SEGMENT INFORMATION

Consolidated information for the three months and year ended December 31, 2014 and 2013 is as follows:

(in millions)	4th Quarter				Full Year
			Change				Change
	2014	2013	$	%	2014	2013	$	%
Adjusted OIBDA(a)	$2,140	$2,026	$114	5.6%	$8,228	$7,980	$248	3.1%
Adjusted OIBDA margin(b)	37.0%	36.3%			36.1%	36.1%
Merger-related and restructuring costs	(38)	(38)	—	—	(225)	(119)	(106)	89.1%

OIBDA(a)	2,102	1,988	114	5.7%	8,003	7,861	142	1.8%
Depreciation	(842)	(784)	(58)	7.4%	(3,236)	(3,155)	(81)	2.6%
Amortization	(34)	(31)	(3)	9.7%	(135)	(126)	(9)	7.1%

Operating Income	$1,226	$1,173	$53	4.5%	$4,632	$4,580	$52	1.1%

(a)	Refer to Note 4 for definitions of OIBDA and Adjusted OIBDA.
(b)	Adjusted OIBDA margin is defined as Adjusted OIBDA as a percentage of total revenue.

The Company classifies its operations into the following reportable segments:

•    Residential Services, which principally consists of video, high-speed data and voice services provided to residential customers as well as other residential services, including security and home management services.

•    Business Services, which principally consists of data, video and voice services provided to business customers as well as other business services, including enterprise-class, cloud-enabled hosting, managed applications and services.

•    Other Operations, which principally consists of (i) Time Warner Cable Media (“TWC Media”), the advertising sales arm of TWC, (ii) TWC-owned and/or operated regional sports networks (“RSNs”) and local sports, news and lifestyle channels (e.g., Time Warner Cable News NY1) and (iii) other operating revenue and costs, including those derived from the Advance/Newhouse Partnership and home shopping network-related services. The business units reflected in the Other Operations segment individually do not meet the thresholds to be reported as separate reportable segments.

In addition to the above reportable segments, the Company has shared functions (referred to as “Shared Functions”) that include activities not attributable to a specific reportable segment. Shared Functions consists of operating costs and expenses associated with broad “corporate” functions (e.g., accounting and finance, information technology, executive management, legal and human resources) or functions supporting more than one reportable segment that are centrally managed (e.g., facilities, network operations, vehicles and procurement) as well as other activities not attributable to a reportable segment. As such, the reportable segment results reflect how management views such segments in assessing financial performance and allocating resources and are not necessarily indicative of the results of operations that each segment would have achieved had they operated as stand-alone entities during the periods presented.

In evaluating the profitability of the Company’s segments, the components of net income (loss) below OIBDA, as defined below, are not separately evaluated by management at the segment level. Due to the nature of the Company’s operations, a majority of its assets, including its distribution systems, are utilized across the Company’s operations and are not segregated by segment. In addition, segment assets are not reported to, or used by, management to allocate resources or assess the performance of the Company’s segments. Accordingly, the Company has not disclosed asset information by segment.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Segment information for the three months and year ended December 31, 2014 and 2013 is as follows:

(in millions)	4th Quarter 2014
	Residential Services Segment	Business Services Segment	Other Operations Segment	Shared Functions	Intersegment Eliminations	Total Consolidated
Revenue(a)	$4,601	$755	$498	$—	$(64)	$5,790
Operating costs and expenses	(2,428)	(289)	(255)	(742)	64	(3,650)

Adjusted OIBDA(b)	2,173	466	243	(742)	—	2,140
Merger-related and restructuring costs	—	—	—	(38)	—	(38)

OIBDA(b)	$2,173	$466	$243	$(780)	$—	2,102

Depreciation						(842)
Amortization						(34)

Operating Income						$1,226

(a) All revenue included in Intersegment Eliminations is associated with the Other Operations segment. (b) Refer to Note 4 for definitions of OIBDA and Adjusted OIBDA.

(in millions)	4th Quarter 2013
	Residential Services Segment	Business Services Segment	Other Operations Segment	Shared Functions	Intersegment Eliminations	Total Consolidated
Revenue(a)	$4,580	$616	$429	$—	$(48)	$5,577
Operating costs and expenses	(2,386)	(247)	(236)	(730)	48	(3,551)

Adjusted OIBDA(b)	2,194	369	193	(730)	—	2,026
Merger-related and restructuring costs	—	—	—	(38)	—	(38)

OIBDA(b)	$2,194	$369	$193	$(768)	$—	1,988

Depreciation						(784)
Amortization						(31)

Operating Income						$1,173

(a) All revenue included in Intersegment Eliminations is associated with the Other Operations segment. (b) Refer to Note 4 for definitions of OIBDA and Adjusted OIBDA.

(in millions)	Full Year 2014
	Residential Services Segment	Business Services Segment	Other Operations Segment	Shared Functions	Intersegment Eliminations	Total Consolidated
Revenue(a)	$18,446	$2,838	$1,772	$—	$(244)	$22,812
Operating costs and expenses	(9,823)	(1,119)	(985)	(2,901)	244	(14,584)

Adjusted OIBDA(b)	8,623	1,719	787	(2,901)	—	8,228
Merger-related and restructuring costs	—	—	—	(225)	—	(225)

OIBDA(b)	$8,623	$1,719	$787	$(3,126)	$—	8,003

Depreciation						(3,236)
Amortization						(135)

Operating Income						$4,632

(a) All revenue included in Intersegment Eliminations is associated with the Other Operations segment. (b) Refer to Note 4 for definitions of OIBDA and Adjusted OIBDA.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(in millions)	Full Year 2013
	Residential Services Segment	Business Services Segment	Other Operations Segment	Shared Functions	Intersegment Eliminations	Total Consolidated
Revenue(a)	$18,402	$2,312	$1,602	$—	$(196)	$22,120
Operating costs and expenses	(9,714)	(961)	(769)	(2,892)	196	(14,140)

Adjusted OIBDA(b)	8,688	1,351	833	(2,892)	—	7,980
Merger-related and restructuring costs	—	—	—	(119)	—	(119)

OIBDA(b)	$8,688	$1,351	$833	$(3,011)	$—	7,861

Depreciation						(3,155)
Amortization						(126)

Operating Income						$4,580

(a)	All revenue included in Intersegment Eliminations is associated with the Other Operations segment.
(b)	Refer to Note 4 for definitions of OIBDA and Adjusted OIBDA.

Intersegment Eliminations relates to the programming provided to the Residential Services and Business Services segments by the Company’s RSNs and local sports, news and lifestyle channels. These services are reflected as programming expense for the Residential Services and Business Services segments and as revenue for the Other Operations segment.

4.	USE OF NON-GAAP FINANCIAL MEASURES

In discussing its consolidated and segment performance, the Company may use certain measures that are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). These measures include OIBDA, Adjusted OIBDA, Adjusted net income attributable to TWC shareholders, Adjusted Diluted EPS and Free Cash Flow, which the Company defines as follows:

•	OIBDA (Operating Income before Depreciation and Amortization) means Operating Income before depreciation of tangible assets and amortization of intangible assets.

•	Adjusted OIBDA means OIBDA excluding the impact, if any, of noncash impairments of goodwill, intangible and fixed assets; gains and losses on asset sales; and merger-related and restructuring costs.

•	Adjusted net income attributable to TWC shareholders means net income attributable to TWC shareholders (as defined under GAAP) excluding the impact, if any, of noncash impairments of goodwill, intangible and fixed assets and investments; gains and losses on asset sales; merger-related and restructuring costs; changes in the Company’s equity award reimbursement obligation to Time Warner; and certain changes to income tax provision; as well as the impact of taxes on the above items. Similarly, Adjusted Diluted EPS means net income per diluted common share attributable to TWC common shareholders excluding the above items.

•	Free Cash Flow means cash provided by operating activities (as defined under GAAP) excluding the impact, if any, of cash provided or used by discontinued operations, plus (i) any income taxes paid on investment sales and (ii) any excess tax benefit from equity-based compensation, less (i) capital expenditures, (ii) cash paid for other intangible assets (excluding those associated with business combinations), (iii) partnership distributions to third parties and (iv) principal payments on capital leases.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Management uses OIBDA and Adjusted OIBDA, among other measures, in evaluating the Company’s consolidated and segment performance because they eliminate the effects of (i) considerable amounts of noncash depreciation and amortization and (ii) items not within the control of the Company’s operations managers (such as income tax provision, other income (expense), net, and interest expense, net). Adjusted OIBDA further eliminates the effects of certain noncash items identified in the definition of Adjusted OIBDA above. Management also uses these measures to allocate resources and capital to the segments. Adjusted OIBDA is also a significant performance measure used in the Company’s annual incentive compensation programs. Adjusted net income attributable to TWC shareholders and Adjusted Diluted EPS are considered important indicators of the operational strength of the Company as these measures eliminate amounts that do not reflect the fundamental performance of the Company. The Company utilizes Adjusted Diluted EPS, among other measures, to evaluate its performance both on an absolute basis and relative to its peers and the broader market. Management believes that Free Cash Flow is an important indicator of the Company’s ability to generate cash, reduce net debt, pay dividends, repurchase common stock and make strategic investments, after the payment of cash taxes, interest and other cash items. In addition, all of these measures are commonly used by analysts, investors and others in evaluating the Company’s performance and liquidity.

These measures have inherent limitations. For example, OIBDA and Adjusted OIBDA do not reflect capital expenditures or the periodic costs of certain capitalized assets used in generating revenue. To compensate for such limitations, management evaluates performance through Free Cash Flow, which reflects capital expenditure decisions, and net income attributable to TWC shareholders, which reflects the periodic costs of capitalized assets. Adjusted OIBDA does not reflect any of the items noted as exclusions in the definition of Adjusted OIBDA above. To compensate for these limitations, management evaluates performance through OIBDA and net income attributable to TWC shareholders, which do reflect such items. OIBDA and Adjusted OIBDA also fail to reflect the significant costs borne by the Company for income taxes and debt servicing costs, the results of the Company’s equity investments and other non-operational income or expense. Additionally, Adjusted net income attributable to TWC shareholders and Adjusted Diluted EPS do not reflect certain charges that affect the operating results of the Company and they involve judgment as to whether items affect fundamental operating performance. Management compensates for these limitations by using other analytics such as a review of net income attributable to TWC shareholders. Free Cash Flow, a liquidity measure, does not reflect payments made in connection with investments and acquisitions, which reduce liquidity. To compensate for this limitation, management evaluates such investments and acquisitions through other measures such as return on investment analyses.

These non-GAAP measures should be considered in addition to, not as substitutes for, the Company’s Operating Income, net income attributable to TWC shareholders and various cash flow measures (e.g., cash provided by operating activities), as well as other measures of financial performance and liquidity reported in accordance with GAAP, and may not be comparable to similarly titled measures used by other companies.